Exhibit 99.1

May 1, 2020

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your May 1, 2020 dividend of $0.11 per common share. Our stock closed at $14.96 on March 31, 2020. Our first quarter 2020 earnings were released on April 24, 2020 and earnings are posted to our corporate website at CIVB.com.

These are unprecedented times for our country and the bank as we deal with the COVID-19 situation. The bank is well capitalized and in a strong position to service our clients. As the virus has spread, our top priority has been the well-being and safety of our employees, customers and shareholders. Our thoughts are with all of you and your families and all of our communities as we work through this very difficult time.

Civista has a long history of working with our customers, both in good times and in challenging times. To help customers that have been impacted by COVID-19, the bank has rolled out a number of financial assistance programs to help customers that face financial hardship. These include consumer, mortgage and commercial loan payment deferral programs and funding to businesses through the SBA Payroll Protection Program and the SBA Small Business Economic Injury Disaster Program. In addition, Civista is waiving penalties for early certificate of deposit withdrawals and waiving monthly service charges for all personal checking accounts through the month of April. For more information about these financial assistance programs, please visit the bank website at civista.bank.

I also want to assure you that Civista is committed to minimizing service disruptions to our customers while doing our part to minimize the spread of the virus. Approximately 70% of all Civista employees are working from home. On March 19, 2020, we suspended employee movement between our bank offices and limited lobby services to ‘by appointment only’ at all of our locations. Personal bankers have been available to assist clients with safe deposit access, business change orders, and other services not available through the drive thru. We also are continuing to promote all of our digital tools as convenient, easy, safe and healthy options to bank with us.

I am also pleased to announce that we are now available 24/7, 365 days a year through our Customer Care Center. As our company has continued to grow over recent years, the need for additional telephone support and the availability of 24 hours a day, 7 days a week service has been a priority as we continue to look for ways to improve the overall customer experience.

At Civista, we value relationships and we seek to make a difference in the communities that we serve. If you have questions, a call is always welcome.

Sincerely,

CEO and President

Cautionary Statement Regarding Forward-Looking Information    Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.